Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BUSINESS FIRST BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (3)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $1.00 per share	457(a), (c) and (h)(1)	645,000 (1) (2)	$21.38 (3)	$13,790,100 (3)	0.00014760	$2,035.42
Equity	Common stock, par value $1.00 per share	457(a), (c) and (h)(1)	90,608 (2) (4)	$21.38 (3)	$1,937,199 (3)	0.00014760	$285.93
Total Offering Amounts			735,608				$2,321.35
Total Fee Offsets							$ --
Net Fee Due							$2,321.35

(1)

Represents 645,000 shares of Business First common stock reserved for issuance under the Business First Bancshares, Inc. 2024 Equity Incentive Plan, or the 2024 Plan, approved by Business First shareholders on May 23, 2024.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the above-named plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on May 21, 2024.

(4)

Represents the number of shares of Common Stock previously reserved for issuance under the Business First Bancshares, Inc. 2017 Equity Incentive Plan, (the “2017 Plan”), which were available for grant as of the May 23, 2024 effective date of the 2024 Plan. To the extent outstanding awards under the 2017 Plan are forfeited or repurchased without the issuance of such shares of Common Stock, the shares subject to such awards will, instead, be available for grant under the 2024 Plan.